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                                                                    EXHIBIT 11.1

                                  BEST BUY CO., INC.

                 COMPUTATION OF NET EARNINGS (LOSS) PER COMMON SHARE

                      (Amounts in 000, except per share amounts)

                                     (unaudited)



                                                     Three Months Ended
                                                    ---------------------
                                                    May 31,        June 1,
                                                     1997           1996
                                                    -------        -------
Earnings (loss):
Net earnings (loss) available to common shares      $(2,639)       $   409
                                                    -------        -------
                                                    -------        -------
Shares:
Weighted average common shares
  outstanding                                        43,559         42,967
Adjustments:
Assumed issuance of shares purchased
  under stock option plans                                0            597
                                                    -------        -------
  Total common equivalent shares                     43,559         43,564
                                                    -------        -------
                                                    -------        -------

  Net earnings (loss) per common share              $  (.06)       $   .01
                                                    -------        -------
                                                    -------        -------

Note: The computation of earnings (loss) per common share assuming full dilution results in anti-dilution.